EMPLOYMENT CONTRACT

THIS EMPLOYMENT AGREEMENT is made this 26th day of March, 2015,  (the Effective Date”), between UNIVERSAL BIOENERGY, INC, (hereinafter referred to as "Employer", or the Company), having a principal place of business at 18100 Von Karman, Suite 850, Irvine, CA  92612, and KENNETH L. HARRIS (hereinafter referred to as "Employee") who resides in, Charlotte, North Carolina. In consideration of the mutual covenants contained in this Agreement, the Employer and the Employee hereby agree as follows:

1.

Term of Employment.

Employer employs Employee and Employee accepts employment with the Employer for a period of twelve (12) months beginning on the 1st day of April, 2015; however, this Agreement may be terminated earlier as provided elsewhere in this Agreement.  This Agreement shall be automatically renewed from month to month beyond the period herein identified for an additional period of up to three (3) years on the terms and conditions herein set out in the absence of notice from one party to the other.

2.

Duties of Employee.

A.

Employee is employed as the Company’s CHIEF OPERATIONS OFFICER.  Employee shall perform the duties and responsibilities customarily assigned to a company COO and as set forth in Exhibit A of this agreement. Employee shall report to and be subject to the direction and control of the President of  Universal Bioenergy, Inc.

B.

As a condition of his/her continued employment Employee shall assure that the Company complies with federal laws and regulations controlling the terms and conditions of the employment of employees, including EEO laws, NLRA rules and regulations, LMRA rules and regulations, OSHA rules and regulations, FLSA rules and regulations, et cetera.

C.

Employee shall devote a reasonable amount of his productive time, ability, and attention to the business of Employer during the term of this contract, (except as indicated in paragraph 2D).

E.

Employer and Employee hereby specifically acknowledge that Employee is a principal in the law firm of Ken Harris Associates PA, and the Employer and Employee hereby consent to Employee’s present simultaneous employment by both the Employer  and Ken Harris Associates PA in this transaction and hereby waive any conflicts of interests with respect to this Agreement. The undertaking of such employment by Employee with Employer will not constitute a breach of any agreement to which Employee is bound. Employer and Employee also specifically acknowledge Employee’s past and present work in the energy industry with and for NDR Energy Group, LLC, a subsidiary of Employer. Employer and Employee hereby waive any conflicts of interest related to Employee’s current of future activity with NDR Energy Group LLC. The parties further agree that Employee’s current or future activity with NDR Energy Group LLC, shall not violate the Non-Competition or Other Restrictive Covenants contained in this Agreement, and in particular Section 5 below.

3.

Compensation of Employee.

A.

Base Compensation.  As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual salary of Twenty Seven Thousand Six Hundred Dollars ($27,600.00), payable in equal semi-monthly installments in accordance with Employer’s regular payroll schedule.

B.

Performance Incentives.  As additional compensation, the Employer agrees to pay to the Employee, Performance Incentives in accordance with the Performance Incentive Plan set forth on Exhibit B, attached.  The Performance Incentives to be paid under this Agreement shall be determined in accordance with generally accepted accounting principles by the firm of independent certified public accountants then servicing the Employer.  The computation as determined by the firm shall be final and conclusive for such purposes on both the Employer and the Employee.

C.

Incentive Bonus.  Employer, in its sole discretion, may from time to time pay Employee an incentive bonus, in such amount and under such terms and conditions as it determines to be appropriate and in the best interest of the Company.

D.

Signing Bonus.     As additional inducement to enter into this Agreement, and in acknowledgement the base compensation indicated in paragraph 3B is below market for similar positions in the industry,  the Company will pay to Employee a Signing Bonus, see “Exhibit C”, of Ten Million (10,000,000) shares of its common stock to be issued within 90 days of execution of this Agreement. The Employee, (subject to “Exhibit C”),  shall be restricted from selling or otherwise deposing of the stock and agrees that he/she shall not sell, or otherwise depose of the stock for a period of one (1) year after the “effective date” of  this Agreement. In the event the Employee should voluntarily terminate his employment in less than one (1) year in accordance with the provisions of paragraphs 6B(i) of this Agreement,  the “Signing Bonus” shall be partially forfeited, and the Employer agrees that Employee shall retain a percentage of the stock of the aforementioned shares of common stock in Company equaling a prorata percentage of the first year that Employee worked as an Employee with Company under this Agreement. In the event that Employee is only entitled to retain a portion of his Signing Bonus, then Employee shall reconvey  and return the remainder of the aforementioned Signing Bonus to Company within five (5) days of termination, and Employee agrees to sign all of the required documentation to complete the return of the stock to the Company.

4.

Confidential Information.

A.

Employee shall not, during the term of this Agreement or at any time thereafter, make unauthorized use of, or divulge to any other person or entity Company's trade secrets, confidential or other information as is described in Article 4, Section B, without prior written permission from Company's President. This Confidentiality Covenant shall apply to, but shall not be limited to all information protected under the Georgia Trade Secrets Act of 1990, and, in addition thereto, to all information described in Section B of this Paragraph and the protections provided to the Company under this Agreement shall be in addition to and not in lieu of the protections afforded under said Act.

B.

At all times during the term of this Agreement, and after its termination Employee shall take all reasonable precautions to protect the integrity of and shall refrain from any use or divulgence of Company's confidential information and trade secrets including, but not limited to: all files, tickler files, resource information, rolodex, records, documents, drawings, specifications, equipment, customer lists, supplier lists or information, product, supplier or customer catalogues, and similar items relating to the business of Company, or copies thereof, whether the originals or copies were prepared by Employee or otherwise came into Employee's possession.

C.

The confidential information and trade secrets described above shall remain the exclusive property of Company and shall not be removed from the premises of Company under any circumstances whatsoever without the express prior written consent of Company.

D.

If Employee breaches or threatens to breach this Article 4, Company shall be entitled to obtain injunctive relief containing such mandatory or prohibitory clauses as are necessary to prevent the continued breach of this covenant of confidentiality. Company shall also be entitled to any other remedies provided under this contract or at law. If Company elects to enforce this Paragraph through a court of law of appropriate jurisdiction, Employee shall be liable for payment of all court costs, attorney’s fees, and necessary expenditures, which Company incurs.

5.

Non-Competition and Other Restrictive Covenants.

A.

During the term of this Agreement and upon termination of Employee's employment hereunder, and for a period of one (1) year from the date thereof, Employee shall not directly or indirectly engage in any business or other activity where the employee will engage in the same or substantially similar activities to those which he engaged in for the Company, if such activity or business is in competition with Company. However, Employee may use information obtained during his past, current or future work with NDR Energy Group LLC, or information obtained during his work with Employer, if said information is used for the benefit of NDR Energy Group, LLC, a subsidiary of Employer.

B.

During the term of this Agreement and for a period of two (2) years after its termination, Employee shall not recruit or seek to hire (whether directly or by assisting others) any other employee of Company or its affiliates who are still actively employed by or doing business with Company or its affiliates at the time Employee attempts to recruit or hire such persons, if employee had substantial contact with such other employee while employed by the Company.

C.

For a period of two (2) years after the termination of this Agreement Employee shall not, solicit or attempt to solicit, directly, indirectly, or by assisting others, any business from any of Company's clients, customers, or actively-sought prospective customers with whom Employee had material contact during Employee's employment for purposes of providing products or services that are competitive with those the Company provides.

D.

 The Non-Competition Covenants contained in this Article 5 shall apply within any geographic areas in which Employee conducted such activities for Company, and within the area where Employee is working at the time of the termination, and to any area wherein Employee worked at any time during the twenty four (24) months immediately preceding the date of Employee's termination.

E.

The parties understand that the Company does business throughout the United States.  Accordingly, they each understand and agree that these Non-Competition Covenants shall apply to any area wherein Employee conducts, performs supervises or assists in any operations on Company's behalf, and to any area where clients, customers or actively sought prospective customers with whom Employee had material contact are present.

F.

The prohibitions in these Non-Competition Covenants shall apply to all such activities in such geographic area and during such period whether they are conducted for Employee's own sake, or account, or on behalf of or in conjunction with another or others, or as a partner or joint venturer, employee, agent, officer, director, beneficiary, or shareholder of such entity, person, partnership, association, firm, trust, or corporation.

G.

Employee understands and acknowledges that the provisions of Article 4 and 5 of this Agreement are required for the fair and reasonable protection of Company's proprietary interest in its business, and are intended to prohibit third parties from benefitting from Employee's relationship with Company at the Company's expense and economic detriment. Employee recognizes and agrees that the ascertainment of damages in the event of Employee's breach or violation of any covenant or undertaking contained in this Agreement, would be difficult, if not impossible to determine, and further that the various rights and duties created hereunder are extraordinary and unique, so that Company will suffer irreparable injury that cannot adequately be compensated for by monetary damages if Employee breaches or violates any covenant or undertaking contained in the Articles of this Agreement.  Employee therefore agrees that, in addition to and without limiting any other remedy or right it may have, Company shall have the immediate right to obtain a preliminary and final injunction against Employee, from any court of competent jurisdiction enjoining any such alleged breach or violation without posting any bond that might otherwise be required, and agrees that Employee shall not plead or otherwise deny the adequacy of consideration given by Company in exchange for these covenants, nor the adequacy of any relief at law (including monetary damages) as a defense to Company's petition, claim or motion for preliminary or final injunctive relief.

H.

Agreement to Arbitrate and Jury Trial Waiver.  Except as otherwise set forth in this Agreement, Employer and Employee agree that claims between the parties concerning this Agreement, which cannot be resolved through discussions or negotiations between them, shall be settled by arbitration through the services of an arbitrator mutually agreed upon by the parties, who shall apply the rules of the American Arbitration Association, or such other rules as the parties may mutually agree to observe.  The decision of the arbitrator shall be final and may be enforced by any court having jurisdiction over the persons subject to such proceedings.  The parties to this Agreement waive all rights to trial by jury which may otherwise exist with regard to the interpretation and enforcement of this Agreement.

6.

Termination.

A.

Termination for Cause.  If the Employee willfully breaches or habitually neglects the duties he/she is required to perform under the terms of this Agreement, the Employer may, at the Employer's option, terminate this Agreement by giving written notice of the termination to the Employee.  Such termination shall not prejudice any other remedy to which the Employer may be entitled.

B.

Termination Without Cause.

(i)

Employee may, without cause, terminate this Agreement by giving to Employer thirty (30) days written notice by Certified Mail, Return Receipt Requested, at the office of Employer, and such termination shall be effective on the thirtieth (30th) day following the date of such notice.

(ii)

Employer may, without cause, terminate this Agreement at any time by either (a) giving to Employee thirty (30) days prior written notice by Certified Mail, Return Receipt Requested, at the last known residence of Employee, and such termination shall be effective on the thirtieth (30th) day following the date of such notice, or (b) by delivering written notice to Employee and pre-paying Employee his/her base salary for the ensuing thirty (30) day period in which event Employee shall be immediately discharged from the employ of Employer.

C.

In the event of the bankruptcy or insolvency of Employer, this Agreement and all the obligations of either party hereunder shall terminate.

7.

Miscellaneous.

A.

Vacation.  Employee shall be entitled to a total of Three (3) weeks annual paid vacation in addition to holiday and sick leave.  Any unused vacation time may not be carried forward from year to year.

B.

Sick Leave.  Employee shall be entitled to Ten (10) days of sick leave annually, which shall be administered in accordance with Employer’s standard business practices. Any unused sick leave may not be carried forward from year to year.

C.

Employee Benefit Plan.  Employee shall be entitled to participate in such employee benefit plans as may be provided by the Company for the benefit of the Company’s executive officers, including any health insurance plan, disability insurance plan, stock option plan, or other employee welfare benefit plan.  The existence of any such plans, along with the terms and conditions of inclusion, and the specific benefits thereby provided are matters within the sole discretion of the Company.

D.

Holidays.  Employee shall be entitled to receive paid time off for all nationally recognized or local holidays, in accordance with Employer’s policies and procedures as they may exist from time to time.

E.

Expenses.  Employer shall reimburse Employee for such expenses incurred by Employee which Employer, in its sole discretion, determines were reasonably necessary to the performance by Employee of her duties on behalf of the Company.

F.

Stock Option.  Employee shall be granted the right or option to purchase an aggregate of 2,000,000 shares of the common stock of Universal Bioenergy, Inc.  The purchase price shall be a thirty percent (30%) discount to the current market trading price of Universal Bioenergy, Inc., stock at the time the right or option is exercised, and may only be exercised in accordance with Universal Bioenergy, Inc.’s Stock Option Plan, (if one is then in existence), or with the approval of the Board of Directors.  This right or option may not be exercised by Employee until Employee has completed one full year of employment with the Company.  Thereafter, Employee may exercise the right or option at any time, provided he/she is actively employed by the Company.  Upon the termination of Employee’s employment by the Company, for any reason, the option set forth herein shall terminate.

G.

Severability.  All of the clauses of this Agreement are distinct and severable and if any clause shall be deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or provision of this Agreement shall not be affected.

H.

Waiver.  Waiver by either party of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

I.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.  Employee hereby consents to the subject matter and personal jurisdiction of the Superior Court of Fulton County, Georgia over any action brought by either Party to enforce this Agreement.

J.

Entire Agreement.  This Agreement, including Exhibits A and B, contains the entire agreement between the parties and supersedes any and all other agreements, whether oral or in writing, between the parties and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date first written above.

EMPLOYER

UNIVERSAL BIOENERGY, INC.

By: / s / Vince M. Guest

Vince M. Guest

Its: President & CEO

EMPLOYEE

By:  / s / Kenneth L. Harris

KENNETH L. HARRIS

“Exhibit A”

Job Description

Universal Bioenergy, Inc.

Job Title:	Chief Operations Officer	Job Category:	Executive
Department/Group:	Operations	Job Code	COO1
Location:	Charlotte, NC	Travel Required:	Travel required to US and International destinations. Employee must hold valid passport.
Level/Salary Range:	$27,600K yearly base plus commissions & bonus	Position Type:	Full Time
Training Cycle	3 Weeks	Probationary	N/A
Training Evaluation	Yes
Development Goals	Posted Monthly. Evaluated Quarterly
New Hire	Ken Harris
Job Description

Job Purpose:

The Chief Operating Officer is responsible for managing all hands-on operational aspects of Universal Bioenergy, its subsidiaries, affiliates, and partnerships. Assists the CEO in the aggressive and successful growth of the Company. COO provides the leadership, management and vision necessary to ensure that the Company has the proper operational controls, administrative and reporting procedures, and people systems in place to effectively grow the organization and to ensure financial strength and operating efficiency.  This classification requires leadership qualities such as adaptability, flexibility, dependability and accountability. Much of the work is self-appointed and requires a high degree of professional independence, initiative and self-discipline.

Duties:

The Chief Operations Officer will perform all or some of the following Job description:

?

Provide day-to-day leadership and management to Universal Bioenergy and demonstrate willingness to assist its subsidiaries, affiliates, and partners with their operations.

?

Responsible for driving the Company to achieve and surpass sales, profitability, cash flow and business goals and objectives.

?

Responsible for the measurement and effectiveness of all processes internal and external. Provides timely, accurate and complete reports on the operating condition of the Company.

?

Spearhead the development, communication and implementation of effective growth strategies and processes.

?

Collaborate with the management team to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of our organization.

?

Track and maintain all reporting statuses of the Company. Communicate monthly with executive and operations team concerning registrations, filings, licenses, etc. of the Company, its subsidiaries, and affiliates.

?

Motivate and lead a high performance management team; attract, recruit and retain required members of the executive team not currently in place; provide mentoring as a cornerstone to the management career development program.

?

Act as lead "client-care officer" through direct contact with every client and partner.

?

Assist, as required, in raising additional capital at appropriate valuations to enable the Company to meet sales, growth, and market share objectives.

?

Foster a success-oriented, accountable environment within the Company.

?

Represent the Company with clients, investors, and business partners.

Relationships and Roles

?

Works primarily with Executive team members but also works with Executives of subsidiaries of the Company.

?

Prepares reports for weekly presentation to Executive Team.

?

Reports directly to the President and works directly with SVP Finance, CFO, and CEO concerning negotiations in relation to the acquisition and retention of supplier and end customer relationships.

?

Works with Accounting and Audit partners in review of monthly reconciliations of Universal Bioenergy, its subsidiaries, affiliates, and partners.

?

Daily or Weekly communication with all executives.

?

Coordinates quarterly Executive Meeting and reporting from each Company.

?

Works with CEO to increase client base of Universal Bioenergy and assumes primary contact role once relationships have been established.

.

Skills/Qualifications:

•

A bachelors degree  and/or master’s in business, law or finance and 3-5 years of executive management or 10+ years of equivalent managerial experience.

•

Strong knowledge of Microsoft Excel, Word, Outlook, Sales Force, and/or Quick Books.

•

Strong Knowledge of US Generally Accepted Accounting Principles.

•

Proven Project Management skills are a must.

•

Strong verbal and written communication skills.

•

Ability to solve practical problems and deal with a variety of concrete variables in situations where only limited standardization exists

•

Ability to delegate and be HIGHLY organized.

•

Identify and resolve problems in a timely manner, gather and analyze information skillfully, develop alternative solutions, work well in group problem solving situations.

•

Willingness to travel at reasonable times and with reasonable frequency.

Employee Signature	/ s / Kenneth L. Harris	Date:	3-26-15
Universal Representative	/ s / Vince M. Guest	Date:	3-26-15

“EXHIBIT B”

Performance Incentive Plan

Sales Goals and Objectives

The primary of objective for the Employees engaged in the marketing and sales of natural gas is to achieve an annual revenue $180 million dollars in the next 12 months.  The secondary objective is to generate a gross margin on the sales of natural gas to achieve a gross and ultimately net profit to the Company.

Performance Incentive And  Bonus Plan

The following is the formal incentive plan that the Employee will participate in to receive certain awards, incentives and bonuses upon meeting certain performance objectives.

a.  Bonus Incentive Plan. Employee is eligible to receive a bonus based upon individual and company performance as determined by the Employer in its sole discretion. The bonus will  be earned on or quarterly basis, and paid sixty (60) days after the closing of the quarter. To determine the bonus, the Employer will use the following criteria, to arrive at their decision; increase in revenue, earnings, cash flow, debt reduction; economic value  added, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, objective measures of customer satisfaction, working capital, financing, earnings per share,  market share, inventory turns, acquisitions or strategic transactions, or other means of bringing additional value to the Employer.

b. Equity Awards. Employee will be eligible to participate in Employer’s current or future  equity participation programs to acquire options or equity incentive compensation units in the common stock of Employer, subject to and in accordance with the following contingencies: (1) approval by Employer's Board of Directors (the “Board”),  (2) Employee’s execution of documents requested by Employer at the time of grant, and  (3)  in accordance with the policies, procedures and practices from time to time of Employer for granting such options or equity incentive compensation units.

Monthly Bonus Pool

At the Company’s discretion, a monthly bonus pool will be made available in the condition where BOTH the following criteria are satisfied for the sales of natural gas:

Criteria 1.  The Monthly Gross Sales Volume of natural gas is greater than $10 million dollars for the month.

Criteria 2.  The Monthly Gross Revenue of natural gas – Monthly Team Base Compensation is greater than 0.

In the event that both Case 1 and Case 2 are met, bonuses will be calculated on the following formulas.

If the Monthly Gross Sales Volume > $10 million and < $15 million dollars

VP Business Development will receive 40% of the monthly bonus pool (where each VP Business Development will receive their percentage of the 40% based on the percentage of the monthly gross revenue they booked for their confirmed gas orders)

COO will receive 10% of the monthly bonus pool

The company will retain 50% of the monthly bonus pool to offset the additional business operating expenses.

If the Monthly Gross Sales Volume > $15 million dollars

VP Business Development will receive 50% of the monthly bonus pool (where each VP Business Development will receive their percentage of the 40% based on the percentage of the gross revenue they booked for their confirmed gas orders)

COO will receive 15% of the monthly bonus pool

The company will retain 35% of the monthly bonus pool to offset the additional business operating expenses.

“EXHIBIT C”

Signing Bonus

UNIVERSAL BIOENERGY, INC.

SIGNING BONUS

INDIVIDUAL AGREEMENT

THIS AGREEMENT is made this 26th day of March, 2015,  (the Effective date”), between UNIVERSAL BIOENERGY, INC, (hereinafter referred to as "Employer", or the Company), having a principal place of business at 18100 Von Karman, Suite 850, Irvine, CA  92612, and KENNETH L. HARRIS (hereinafter referred to as "Employee"), who resides in Charlotte, North Carolina. In consideration of the mutual covenants contained in this Agreement, the Employer and the Employee hereby agree as follows:

1. In accordance with the provisions of Article 2D, of the Employment Agreement, Universal Bioenergy Inc., (the ‘Company”) agrees to pay a “Signing Bonus” of Ten Million (10,000,000) shares  of the Company’s Common Stock  to Kenneth L. Harris (“Employee”) for accepting the  position of Chief Operations Officer (COO). The bonus will be paid via stock certificate issued to Employee within 90 days of execution of the Employment and Signing Bonus Agreements. The Common Stock issued will have a holding period of 1 year and afterwards be eligible for deposit and sale based on SEC regulatory guidelines.

2. The “Signing Bonus” is not a part of base pay. The Employee acknowledges and understands that receiving the “Signing Bonus” may initiate a taxable event and  is advised to consult his/her tax consultants in regards to this matter. Concurrently with any Stock Bonus made pursuant to this Agreement, Employee understands that the fair market value of the Shares constituting the Stock Bonus granted to Employee hereunder may be immediately included in his income.  Employee acknowledges that he is responsible for all federal and state income taxes arising from the Stock Bonus.

3. The Employee shall be restricted from selling or otherwise deposing of the “Signing Bonus” stock and agrees that he/she shall not sell, or otherwise depose of the stock for a period of one (1) year after the “effective date” of the  Employment Agreement. In the event the Employee should voluntarily terminate his employment in less than  one (1) year in accordance with the provisions of paragraphs 6B(i) of this the Employment Agreement,  the “Signing Bonus” shall be forfeited, and the Employee agrees to return the stock to the Company within five (5) days of termination, and agrees to sign all of the required documentation to complete the return of the stock to the Company.

4. With respect to the “Signing Bonus” stock; the Employee furthermore hereby agrees that, without the prior written consent of the Company, that Employee will not, during the period commencing on the date hereof and ending one (1) year after the “effective  date” of the Employment Agreement, (the “Lock-Up Period”), directly or indirectly;

(a) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any shares of the common stock  directly or indirectly or exchangeable for common stock owned either of record or beneficially (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the Employee on the date hereof or hereafter acquired or;

(b) enter into any swap or other agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of common Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

5. The Employee understands that the Shares  to be issued by the Company to the Employee shall be exempt from the registration requirements of the Securities Act  of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated there under.

6. None of the Shares issued in connection herewith will be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) the Company receives an opinion of counsel for the interest holders, reasonably satisfactory to counsel for the Company, that an exemption from the registration requirements of the Securities Act is available.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date first written above.

Employee

Company

KENNETH L. HARRIS

UNIVERSAL BIOENERGY, INC.

By: / s / Kenneth L. Harris

                                       By: / s / Vince M. Guest

Kenneth L. Harris

             Vince M. Guest

                                                                                                         Its: President